News Release

Miller Corporate Center Media Relations:	For Immediate Release

Laurence J. Dwyer (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther (626) 304-2204
investorcom@averydennison.com

AVERY DENNISON APPOINTS NEW CONTROLLER

PASADENA, Calif. – March 2, 2007 – Avery Dennison Corporation (NYSE: AVY) announced today that Mitchell R. Butier has been named vice president, controller and chief accounting officer, effective March 1, 2007.

“Mitch brings a wealth of experience from a wide variety of financial management positions, both overseas and in North America, to the controller’s office,” said Dean A. Scarborough, president and chief executive officer. “He has demonstrated strong leadership skills in these key positions and will play an important role in our continued growth as a global enterprise.”

As controller, Butier will be responsible for the Company’s domestic and international accounting policies and practices, financial reporting requirements and maintenance of fiscal records. He will also provide leadership for developing and managing Avery Dennison’s annual operating plan, as well as general accounting and budgeting at the corporate level, and will be involved in establishing standard financial policies, procedures, methodologies, reports and analyses for Finance’s global structure. Butier will also lead the Company’s global Finance organization supporting all business units. He will report to Daniel R. O’Bryant, executive vice president, Finance, and chief financial officer.

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Butier joined Avery Dennison in 2000 as finance director of Office Products North America and was named group director of Finance for Roll Materials Europe in 2002. In 2004, he was appointed vice president of Finance of Retail Information Services. Prior to Avery Dennison, Butier was a senior manager at PricewaterhouseCoopers.

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

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